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                                                                    Exhibit 99.1

                                                                January 23, 2002


                Expedia, Inc. to Acquire Classic Custom Vacations

     Purchase Enhances Expedia's Wholesale and Vacation Packages Businesses
        While Strengthening Classic's Customer and Supplier Relationships


     Bellevue, Wash. - (January 23, 2002) - Expedia, Inc. (Nasdaq: EXPE) announced it has signed a definitive agreement to acquire substantially all of the assets of Classic Custom Vacations from Classic Vacation Group, Inc. (AMEX:
CLV) for an aggregate price of approximately $52 million in cash and Expedia(R) stock, plus the assumption of certain liabilities.

     Classic Custom Vacations is a leading wholesaler of premiere vacation packages to Hawaii, Mexico, North America, Europe and the Caribbean. CCV expects to report a profitable 2001, with approximately $300 million in gross travel sales.

     "Expedia's acquisition will give Classic the resources it needs to continue to build its premiere vacation brand. It also gives travel agents and consumers the financial assurance they require during these challenging times," said Ron Letterman, president of Classic Custom Vacations. "With these resources we can strengthen our travel agent relationships by providing them with expanded product offerings, and online access and tools to increase their sales. Travel agents can trust that Classic remains committed to the travel agency distribution system."

     After the closing of the transaction, Mr. Letterman will remain as president of Classic Custom Vacations, a division of Expedia, and Debbie Lundquist, currently Classic chief financial officer, will be named chief operating officer of the division.

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     Rosa Buettner, SVP sales; Lois Shore, SVP marketing; Larry Flinders, EVP operations; and Travis Shook, chief information officer, will continue with the division in their present capacities. Classic's offices will remain in San Jose, Calif.

     "The custom vacation packaging business is an area of growth and focus for us," said Richard N. Barton, president and CEO of Expedia. "Classic Custom Vacations has a sterling brand and a reputation for quality service. The acquisition brings to Expedia new relationships with premiere properties in Hawaii and other sunny destinations. Additionally, by bringing our leading-edge database and vacation packaging technology to Classic's travel agents, we believe we can help them accelerate their sales."

     After the acquisition, Classic Custom Vacations will continue to operate as a wholesaler, selling its vacations through traditional travel agents. "This acquisition provides us with the opportunity to expand our distribution channels for our wholesale inventory to include traditional travel agencies, by far the largest channel for selling vacation packages today," said Gregory E. Slyngstad, Expedia senior vice president of destinations.

     Expedia will purchase the assets and liabilities of CCV for approximately $5 million in cash, will retire approximately $47 million of Classic Vacation Group debt using Expedia common stock, and will assume net liabilities of approximately $30 million. These liabilities are principally working capital accounts, such as customer deposits, which are expected to require little or no additional funding by Expedia.

     For the purchase of the debt, Expedia will issue shares of Expedia stock with a market value of $47 million, which are anticipated to be sold in the market beginning in the month of February. If the resulting proceeds to the debt holders from the sale of these

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shares are less than $47 million, Expedia will fund the difference in value by issuing additional shares or paying the remainder in cash or both. If the resulting proceeds exceed $47 million, the excess will be returned to Expedia.

     None of the Expedia shares issued in the transaction will be eligible to elect to be exchanged for shares of Expedia Class B common stock in the proposed recapitalization of Expedia in connection with Expedia's pending transaction with USA Networks, Inc.

     The transaction is subject to closing conditions, which may include Hart-Scott-Rodino review and will include a vote of Classic Vacation Group shareholders, and is expected to be completed late in the first quarter of 2002.

     The acquisition will mark continued growth of Expedia's wholesale business, which started with the purchase of Travelscape, Inc. in March 2000, and has expanded through the development of the Travelscape division, WWTE(TM) . WWTE distributes Expedia's wholesale inventory through travel partners including alaskaair.com, FrontierAirlines.com, JetBlue.com and other major carriers.

     In addition, the acquisition of Classic will deepen Expedia, Inc.'s involvement in the vacation package business, which the Company launched at the end of 2000. Expedia.com(R) customers create their own Expedia(R) Vacations packages by choosing the airline, hotel, car and destination services they want using the Company's proprietary ESP (Expert Searching and Pricing) platform. Since its launch, Expedia's vacation business has grown rapidly, making Expedia the largest U.S. packager of vacations online. With the consummation of the Classic transaction, Expedia will acquire the private-label Hyatt Vacations business as well.

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     Classic Custom Vacations started developing its tour operator business in
Hawaii more than 25 years ago. With its concentration of four- and five-star hotels on the islands, the company helped its travel agents attract and retain a loyal, sophisticated clientele by providing high-end, customized vacation packages from its extensive database of travel components. The company is developing similar businesses in Europe, the Caribbean, Mexico and the Americas.

About Expedia, Inc.

Expedia, Inc. operates Expedia.com, an independent leading online travel service in the United States with localized versions in Europe and Canada. Expedia is ranked the seventh largest travel agency in the U.S. according to Travel Weekly Magazine. Expedia.com is also available under Travel on the MSN(R)network of Internet services.

About Classic Custom Vacations, Inc.

Classic Custom Vacations provides premier individual, customized vacations to Hawaii, Mexico, Europe, the Caribbean and North America. Classic Custom Vacations are sold only through travel agents.

                                       ###

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including final adjustments made in closing the quarter and those identified in the Company's filings with the SEC.

Expedia, Expedia.com, and the airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the United States, Canada and/or other countries. Microsoft and MSN are either registered trademarks or trademarks of Microsoft Corporation in the United States and/or other countries. Other products and company names mentioned herein may be trademarks of their respective owners.

For investor information about Expedia, Inc.:

     Marj Charlier, Director of Investor Relations, (425) 564-7666 or Kay Beck-Benton, SBG Investor Relations, (206) 652-9710

For more information, press only:

     Darcy Bretz, Edelman Public Relations, (312) 240-2619 darcy.bretz@edelman.com or visit http://expedia.com/daily/press